Exhibit 4.3

Effective as of September 22, 2014

Metropolitan Life Insurance Company

MetLife Investment Management, LLC

10 Park Avenue

Morristown, NJ 07962

Re:	Master Note Purchase Agreement dated April 27, 2012 (Henry Schein, Inc.)

Ladies and Gentlemen:

Reference is made to that certain Master Note Purchase Agreement, dated as of April 27, 2012, by and among Henry Schein, Inc., a Delaware corporation (the “Company”), Metropolitan Life Insurance Company (“MLIC”), MetLife Investment Management, LLC (f/k/a MetLife Investment Advisors Company, LLC) (“MIM”, and together with MLIC, “MetLife”), each other MetLife Affiliate (as defined therein) which has become, and which may become, bound thereto (as amended, modified or supplemented from time to time, the “Shelf Agreement”), pursuant to which the Company authorized the issue of up to $200,000,000 of its senior promissory notes (the “Shelf Notes”). As of the date hereof, no Shelf Notes have been issued. Capitalized terms used herein but not defined herein have the meanings ascribed to such terms in the Shelf Agreement.

The Company acknowledges and agrees that it will benefit from MetLife agreeing to enter into this letter agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of September 22, 2014, the Shelf Agreement is hereby amended as follows:

1. Section 2.2 of the Shelf Agreement is hereby amended by amending and restating clause (i) therein in its entirety to read as follows:

“(i) September 22, 2017 and”

2. Section 4.1 of the Shelf Agreement is hereby amended by replacing the period at the end thereof with a semi-colon and inserting the following immediately after the semi-colon:

“provided that the representation in Section 5.4(a) shall only be correct as of April 27, 2012.”

3. Clause (d) of Section 5.4 of the Shelf Agreement is hereby amended by amending and restating in its entirety the parenthetical therein to read as follows:

“(other than this Agreement, the agreements listed on Schedule 5.4, organizational documents of Subsidiaries that are joint ventures to the extent such documents restrict the ability of such Subsidiaries to pay dividends or make similar distributions, agreements governing Indebtedness of Subsidiaries that are joint ventures owed to the Company or any other lender provided the Company is the administrative agent (or equivalent role) thereunder to the extent such agreements restrict the ability of such Subsidiaries to pay dividends or make similar distributions, and customary limitations imposed by corporate law or similar statutes)”

4. Clauses (a), (b) and (c) or Section 5.11 of the Shelf Agreement are hereby amended and restated in their entirety to read as follows:

“(a) The Company and its Restricted Subsidiaries own or possess in all material respects all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others except for such conflicts as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) To the best knowledge of the Company, no product of the Company or any of its Restricted Subsidiaries infringes any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person in any respect that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(c) To the best knowledge of the Company, there is no violation by any Person of any right of the Company or any of its Restricted Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Restricted Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.”

5. Clause (o) of Section 10.5 of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(o) Liens (not otherwise permitted hereunder) which secure obligations or Indebtedness of the Company or any of its Restricted Subsidiaries; provided that any obligation or Indebtedness secured pursuant to this Section 10.5(o) shall not at the most recent date on which any such obligation or Indebtedness was incurred exceed the greater of (x) $200,000,000 or (y) 10% of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company immediately on or prior to such incurrence date; provided further that neither the Company nor any of its Restricted Subsidiaries will secure any amounts owed or outstanding under the Principal Credit Facility pursuant to this clause (o);”

6. Section 10.6(b)(vi) of the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“(vi) any other Indebtedness of Restricted Subsidiaries; provided that such Indebtedness shall not at the most recent date on which any such Indebtedness was incurred exceed the greater of (x) $400,000,000 or (y) 10% of Consolidated Total Assets as of the last day of the then most recently ended fiscal quarter of the Company immediately on or prior to such incurrence date;”

7. Section 10.9 of the Shelf Agreement is hereby amended by deleting the reference to “3.50” therein and inserting “3.25” in lieu thereof.

8. The definition of “Consolidated Total Debt” in Schedule B of the Shelf Agreement is hereby amended by inserting the following sentence to the end thereof:

“For the avoidance of doubt, any Guarantee Obligation of the Company in respect of Indebtedness permitted pursuant to Section 10.6(b)(viii) shall not be included in Consolidated Total Debt.”

9. The definition of “Principal Credit Facility” in Schedule B of the Shelf Agreement is hereby amended by deleting the reference to “$300,000,000” therein and inserting “$200,000,000” in lieu thereof.

10. Clause 8 of Exhibit 2 to the Shelf Agreement is hereby amended and restated in its entirety to read as follows:

“8.	The Company certifies that (a) [except as set forth on Exhibit A hereto,] all of the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase, provided that the representation in Section 5.4(a) shall only be correct as of April 27, 2012, and (b) on the date of this Request for Purchase no Default or Event of Default has occurred or is continuing.”

The Company, by its signature below, represents and warrants to MetLife that (a) all representations and warranties set forth in the Shelf Agreement, after giving effect to this letter agreement, are true and correct in all material respects (except that any representation or warranty that is qualified as to “materiality” or a “Material Adverse Effect” shall be true and correct in all respects) on the date hereof as if made again on and as of the date hereof (except those, if any, which by their terms specifically relate only to an earlier date), (b) there exist no Defaults or Events of Default under the Shelf Agreement, (c) the execution, delivery and performance of this letter agreement has been duly authorized by all necessary action on the part of the Company, (d) this letter agreement has been duly executed and delivered by the Company, (e) this letter agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (f) the Shelf Agreement is in full force and effect and remains a legal, valid and binding obligation of the Company enforceable in accordance with the terms thereof except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (g) the Company does not have any defenses to its obligations under the Shelf Agreement nor any claims against MetLife, (h) the execution, delivery and performance by the Company of this letter agreement will not: (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, (A) the corporate charter or by-laws of the Company or any Subsidiary, or (B) any Material indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other Material agreement or instrument to which the Company or any

Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected; (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary; or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary, and (i) it has disclosed to MetLife all fees and other consideration that has been paid or will be paid to any other lenders or holders of notes in connection with similar amendments to the Company’s other facilities.

This letter agreement shall be construed in connection with and as part of the Shelf Agreement and, except as modified and expressly amended by this letter agreement, all terms, conditions and covenants contained in the Shelf Agreement are hereby ratified and shall be and remain in full force and effect. Any and all notices, requests, certificates and other instruments executed and delivered after the execution and delivery of this letter agreement may refer to the Shelf Agreement without making specific reference to this letter agreement but nevertheless all such references shall be deemed to include this letter agreement unless the context otherwise requires. This letter agreement shall be governed by and construed in accordance with the laws of the State of New York, and this letter agreement may not be amended except by a writing signed by the parties hereto.

This letter agreement may be executed by one or more of the parties to the letter agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this letter agreement by telefacsimile or e-mail shall be equally as effective as delivery of a manually executed counterpart hereof. Any party delivering an executed counterpart of this letter agreement by telefacsimile or e-mail shall also deliver a manually executed counterpart hereof, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, or binding effect of this letter agreement.

Very truly yours,

[Signature pages follow]

COMPANY:

HENRY SCHEIN, INC.

By:	/s/ Ferdinand Jahnel
Name:	Ferdinand Jahnel
Title:	VP and Treasurer

[Signature page to Letter Agreement to Master Note Purchase Agreement—Henry Schein, Inc.]

Accepted and Agreed:

METROPOLITAN LIFE INSURANCE COMPANY

By	/s/ John Wills
Name:	John Wills
Title:	Managing Director

METLIFE INVESTMENT MANAGEMENT, LLC (f/k/a MetLife Investment Advisors Company, LLC)

By	/s/ John Wills
Name:	John Wills
Title:	Managing Director

[Signature page to Letter Agreement to Master Note Purchase Agreement—Henry Schein, Inc.]